Exhibit 99.1
 UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

The following unaudited pro forma combined statement of income combines the individual historical unaudited results of MGP Ingredients, Inc. (“MGP”, “our” or “the Company”) and Luxco, Inc. and its affiliated companies (“Luxco” or “Luxco Companies”) adjusted to give effect to the April 1, 2021 merger of Luxco. The unaudited pro forma combined statement of income for the year to date September 30, 2021 gives effect to the merger as if it had occurred on January 1, 2020.

The transaction accounting adjustments for the acquisition consist of necessary adjustments to account for the merger. All amounts in this report, except for shares and unless otherwise noted, are shown in thousands. The aggregate preliminary consideration paid by the Company in connection with the merger was $237,500 in cash (less assumed indebtedness) and 5,007,833 shares of common stock of the Company, subject to adjustment for fractional shares (the “Company Shares,” and together with the cash portion, the “Merger Consideration”). The Company Shares were valued at $296,213 on the closing date and represent approximately 22.8 percent of the Company’s outstanding common stock immediately following the closing of the merger. The cash portion of the Merger Consideration, the repayment of assumed debt, and the transaction-related expenses were financed with a $242,300 borrowing under the Company’s existing $300,000 Credit Agreement, dated February 14, 2020, by and among the Company, the lenders a party thereto and Wells Fargo Bank, National Association, as administrative agent, swingline lender and issuing lender.

The preliminary Merger Consideration included a preliminary estimated purchase price adjustment related to, among other things, net working capital, acquired cash and assumed debt. In September 2021, the parties finalized the purchase price adjustment, which decreased the cash consideration paid by approximately $608 and increased the stock consideration by an additional 1,373 shares from the preliminary amounts that were paid at closing.

The unaudited pro forma combined statement of income has been prepared for illustrative purposes only and is not necessarily indicative of the operating results for the future periods. The unaudited pro forma combined statement of income does not purport to represent what our consolidated results of operation would have been had the merger actually occurred on the dates indicated and does not intend to project the future consolidated results of operation.

MGP INGREDIENTS, INC.
 UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
For the Year to Date Ended September 30, 2021
(Dollars in thousands, except per share amounts)

	MGP Historical	Luxco Historical	Transaction Accounting Adjustments		Pro Forma Combined
	Year to Date Ended	Quarter Ended	Quarter Ended		Year to Date Ended
	September 30, 2021	March 31, 2021	March 31, 2021		September 30, 2021
Sales	$459,873	$44,370	$(511)	4(a)	$503,732
Cost of sales	313,661	26,128	(3,209)	4(b)	336,580
Gross profit	146,212	18,242	2,698		167,152
Selling, general and administrative expenses	65,165	19,800	166	4(c)	85,131
Operating income	81,047	(1,558)	2,532		82,021
Interest expense, net	(2,708)	(961)	564	4(d)	(3,105)
Interest income	—	28	(28)	4(d)	—
Other income (loss), net	(479)	(126)	—		(605)
Income before income taxes	77,860	(2,617)	3,068		78,311
Income tax expense	18,701	—	3,724	4(e)	22,425
Net income	59,159	(2,617)	(656)		55,886

Net loss (income) attributable to non-controlling interest	279	(53)	—		226
Net income attributable to the Company	59,438	(2,670)	(656)		56,112

Income attributable to participating securities	(471)	—	—		(471)
Net income used in Earnings Per Share Calculation	$58,967	$(2,670)	$(656)		$55,641

Basic and diluted weighted average common shares	20,293,818	—	5,007,833	4(f)	21,982,599

Basic and diluted Earnings Per Share	$2.91	$—	$—		$2.53

See accompanying notes to unaudited pro forma combined statement of income

MGP INGREDIENTS, INC.
 NOTES TO THE UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
(Dollars in thousands, unless otherwise noted)

Note 1.  Description of the Transaction

On January 22, 2021, the Company entered into a definitive agreement to acquire Luxco, and subsequently completed the merger on April 1, 2021. Luxco is a leading branded beverage alcohol company across various categories, with a more than 60-year business heritage. Following the merger, the Luxco Companies became wholly-owned subsidiaries of the Company. The aggregate preliminary consideration paid by the Company in connection with the merger was $237,500 in cash (less assumed indebtedness) and 5,007,833 shares of common stock of the Company, subject to adjustment for fractional shares (the “Company Shares,” and together with the cash portion, the “Merger Consideration”). The Company Shares were valued at $296,213 on the closing date and represent approximately 22.8 percent of the Company’s outstanding common stock immediately following the closing of the merger. The cash portion of the Merger Consideration, the repayment of assumed debt, and transaction-related expenses were financed with a $242,300 borrowing under the Credit Agreement which was drawn down on April 1, 2021.

The preliminary Merger Consideration included a preliminary estimated purchase price adjustment related to, among other things, net working capital, acquired cash and assumed debt. In September 2021, the parties finalized the purchase price adjustment, which decreased the cash consideration paid by approximately $608 and increased the stock consideration by an additional 1,373 shares from the preliminary amounts that were paid at closing.

Note 2.  Basis of Presentation

The unaudited pro forma combined statement of income for the year to date ended September 30, 2021 is based on the historical financial statements of MGP and the combined financial statements of Luxco. The unaudited pro forma combined statement of income was prepared using the MGP condensed consolidated statement of income, the Luxco combined statement of income and gives effect to the transaction as if it had occurred on January 1, 2020.

The unaudited pro forma combined statement of income was prepared using the acquisition method in accordance with business combination accounting guidance as provided by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (“ASC 805”). Under the acquisition method of accounting, the Company allocates the purchase price of a business acquisition based on the fair value of the identifiable tangible and intangible assets. Goodwill is recognized to the extent that the purchase consideration exceeds the assets acquired and liabilities assumed. The Company uses its best estimate and third party valuation specialists to determine the fair value of the assets acquired and liabilities assumed. During the measurement period, which can be up to one year after the acquisition date, the Company can make adjustments to the fair value of the assets acquired and liabilities assumed, with the offset being an adjustment to goodwill.

The unaudited pro forma statement of income has been prepared for illustrative purposes only and is not necessarily indicative of the operating results for the future periods. The unaudited pro forma combined statement of income was based on Transaction Accounting Adjustments and does not reflect any operating efficiencies, synergies or cost savings that the Company may achieve, or any additional operating expenses that may be incurred with respect to the combined company.

The unaudited pro forma combined statement of income should be read in conjunction with MGP’s historical unaudited financial statements and related notes included in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 which was filed with the SEC on November 3, 2021, and the historical combined financial statements of Luxco which were filed on the Current Report on Form 8-K that was filed with the SEC on October 4, 2021.

Note 3.  Estimated Merger Consideration and Preliminary Purchase Price Allocation

The transaction was accounted for as a business combination in accordance with ASC 805, and as such, assets acquired, liabilities assumed, and consideration transferred were recorded at their estimated fair values on the acquisition date. The fair value of the assets and liabilities in the unaudited pro forma combined statement of income is based upon a preliminary assessment of fair value and may change as valuations for certain tangible assets, intangible assets and contingent liabilities are finalized and the associated income tax impacts are determined. The Company expects to finalize the purchase price allocation as soon as practicable, but no longer than one year from the acquisition date.

The following table summarizes the preliminary allocation of the consideration paid for Luxco to the preliminary estimated fair value of the assets acquired and liabilities assumed at the acquisition date, with the excess recorded to goodwill.

Consideration:
Cash, net of assumed debt	$150,092
Value of MGP Common Stock issued at close (a)	296,279
Fair value of total consideration transferred	$446,371

Recognized amounts of identifiable assets acquired:
Cash	$479
Receivables	29,675
Inventory	90,854
Prepaid expenses	1,454
Property, plant and equipment, net	41,279
Investments in joint venture	5,085
Intangible assets (b)	219,500
Other assets	4,257
Total assets	392,583
Current maturities of long-term debt (c)	87,509
Accounts payable	14,453
Federal and state liquor taxes payable	8,352
Accrued expenses and other	2,832
Other noncurrent liabilities	196
Deferred income taxes	57,720
Total liabilities	171,062
Goodwill	224,850
Total	$446,371

(a) The Company issued 5,007,833 shares of MGP Common Stock which was valued at $59.15 per share on April 1, 2021. In September 2021, the parties finalized the purchase price adjustments which increased stock consideration by an additional 1,373 shares.
(b) Intangible assets acquired includes trade names with an estimated fair value of $178,100 and distributor relationships with an estimated fair value of $41,400.
(c) The fair value of Luxco’s debt that was assumed by MGP in the transaction and repaid on the closing date.

The preliminary purchase price allocation above, which is as of the acquisition date of April 1, 2021, has been used to prepare the transaction accounting adjustments in the unaudited pro forma combined statement of income.

Note 4. Notes to Unaudited Pro Forma Combined Statement of Income

The following is a description of preliminary transaction accounting adjustments reflected in the unaudited pro forma combined statement of income.

(a) The adjustment to Sales reflects the transaction accounting adjustment for MGP sales to Luxco for the quarter ended March 31, 2021, which would be considered intercompany sales and eliminated in consolidation.

(b) The adjustment to Cost of sales reflects transaction accounting adjustments for (i) the additional depreciation expense related to the purchase accounting adjustment of acquired Property, plant and equipment to the estimated fair value for the quarter ended March 31, 2021, (ii) the reduction in depreciation expense recorded on MGP historical statement of income for year to date ended September 30, 2021 as a result of certain Property, plant and equipment being fully depreciated during the first year after the acquisition, (iii) the additional costs related to the purchase accounting adjustment of finished goods barrel inventory to the estimated fair value, (iv) the elimination of Cost of sales related to the purchase accounting adjustment of finished goods to the estimated fair value, which would be recognized during the first quarter following the merger, and (v) the elimination of Cost of sales associated with MGP sales to Luxco, which would be considered intercompany and eliminated in consolidation.

Additional depreciation of Property, plant and equipment for the quarter ended March 31, 2021.	$259
Reduction in depreciation of Property, plant and equipment for the year to date ended September 31, 2021	(457)
Additional Cost of sales - finished goods barrel inventory	27
Elimination Cost of sales - finished goods inventory	(2,529)
Elimination of intercompany Cost of sales	(509)
$(3,209)

(c) The adjustment to Selling, general and administrative expenses reflects (i) the elimination of expenses related to entities not part of the merger agreement, and (ii) the additional amortization related to the purchase accounting adjustment of Intangible assets to the estimated fair value.

Elimination of entities not included in merger	$(344)
Amortization on intangible assets	510
$166

Merger related costs of $12,055 were included in MGP and Luxco’s historical Selling, general and administrative expense on the unaudited pro forma combined statement of income for the year to date ended September 30, 2021. The merger related costs will not affect the Company’s statement of income beyond one year after the acquisition.

(d) The adjustment to Interest expense, net includes (i) the reclassification of Luxco’s historical Interest income balance into Interest expense, net, (ii) the elimination of other income, net related to entities not part of the merger agreement, (iii) the elimination of interest expense related to Luxco’s debt balances, and (iv) the additional interest expense incurred from the draw down on the MGP Credit Agreement.

Interest income	$28
Elimination of entities not included in merger	253
Elimination of Luxco historical interest expense	961
MGP additional interest expense	(678)
$564

(e) The adjustment reflects the tax effect of the transaction accounting adjustments, which is estimated to be the combined federal and state statutory tax rate of 28.6% for the year to date ended September 30, 2021. The tax rates used are not necessarily indicative of the effective tax rate of the combined company.

(f) The pro froma combined basic and diluted weighted average shares outstanding has been calculated using the historical weighted average shares outstanding of MGP common stock and the additional 5,007,833 shares issued in connection with the merger for the year to date ended September 30, 2021.